Consent of Independent Accountants



To the Board of Directors of
Strong Discovery Fund, Inc.

We consent to the incorporation by reference in Post-Effective Amendment No. 13 to the Registration Statement of Strong Discovery Fund, Inc. on Form N-1A of our report dated February 4, 1998 on our audit of the financial statements and financial highlights of Strong Discovery Fund, Inc., which report is included in the Annual Report to Shareholders for the year ended December 31, 1997, which is also incorporated by reference in the Registration Statement. We also consent to the reference to our Firm under the captions "Financial Highlights" in the Prospectus and "Independent Accountants" in the Statement of Additional Information.





                                   COOPERS & LYBRAND L.L.P.

Milwaukee, Wisconsin
April 28, 1998

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